EXHIBIT 99.1

UFP Technologies Announces Record Q2 Results

NEWBURYPORT, Mass., Aug. 06, 2019 (GLOBE NEWSWIRE) -- UFP Technologies, Inc.  (Nasdaq: UFPT), an innovative designer and custom manufacturer of components, subassemblies, products, and packaging primarily for the medical market, today reported net income of $4.6 million or $0.62 per diluted common share outstanding for its second quarter ended June 30, 2019, compared to net income of $4.0 million or $0.54 per diluted common share outstanding for the same period in 2018.  Sales for the second quarter were $51.4 million compared to second quarter sales of $49.0 million in 2018.  Net income for the six-month period ended June 30, 2019 was $8.3 million or $1.11 per diluted common share outstanding compared to $5.8 million or $0.78 per diluted common share outstanding for the same period in 2018.  Sales for the six-month period ended June 30, 2019 were $98.7 million compared to sales of $91.9 million for the same period in 2018.

"I am very pleased with our second quarter results and progress at the midpoint of the year," said R. Jeffrey Bailly, Chairman and CEO.  "For the year to date, our medical business is up 16%, and aerospace & defense sales are up 37%. These increases have more than offset softness in the consumer, electronics, and industrial markets."

"In Q2, higher revenue combined with improved efficiency enabled us to increase our gross margins to 28% and grow net income by 15%," Bailly said. “We also made an exciting addition to our leadership team, appointing Steve Cardin as chief operating officer at our Dielectrics operation.  Steve comes to us from Viant Medical, where he was president of Medical Device Solutions, a $220 million contract manufacturer. With his operations expertise and 25 years of medical device experience with companies such as Vention Medical, Atek Medical, and Baxter, Steve will play a critical role in the execution of our medical growth strategy.”

"Looking ahead, with our strong balance sheet and robust pipeline of growth opportunities, both internal and through acquisition, we are bullish about our future," Bailly added.

Financial Highlights for Q2 and YTD 2019:

  Sales for the second quarter grew 4.9% to $51.4 million, from $49.0 million in the same period of 2018.  Year-to-date sales through June grew 7.4% to $98.7 million, from $91.9 million in the same period of 2018.
  Second quarter sales to the medical market grew 13.1%.  Sales to the aerospace & defense market grew 33.6% while sales to the automotive market declined 2.3%.  All other sales (consumer, electronics, and industrial) declined 20.2%.
  Year-to-date sales to the medical market grew 16.2%.  Sales to the aerospace & defense and automotive markets grew 37.4% and 2.6%, respectively.  All other sales (consumer, electronics, and industrial) declined 18.6%.
  Gross profit as a percentage of sales (“gross margin”) grew to 28.0% for the second quarter, from 26.5% in the same quarter of 2018.  Gross margin for the six-month period ended June 30, 2019 grew to 27.2% from 25.2% in the same period of 2018.
  Selling, general and administrative expenses (“SG&A”) as a percentage of sales for the second quarter was 15.2% compared to 15.1% in the same quarter of 2018.   For the six-month period ended June 30, 2019, SG&A as a percentage of sales was unchanged from the same period of 2018 at 15.2%.
  For the second quarter, operating income grew 15.9% to $6.6 million, from $5.7 million in the same quarter of 2018, while operating income as a percentage of sales increased to 12.8% from 11.6%.  For the six-month period ended June 30, 2019, operating income grew 43.6% to $11.8 million, from $8.2 million in the same period of 2018, while operating income as a percentage of sales grew to 12.0% from 9.0% in the same period of 2018.
  Net income increased 15.2% to $4.6 million in the second quarter of 2019, from $4.0 million in the same period of 2018.  For the six-month period ended June 30, 2019 net income increased 44.5% to $8.3 million, from $5.8 million in the same period of 2018.

UFP Technologies is an innovative designer and custom manufacturer of components, subassemblies, products, and packaging primarily for the medical market.  Utilizing highly specialized foams, films and plastics, UFP converts raw materials through laminating, molding, radio frequency welding and fabricating techniques. The Company is diversified by also providing highly engineered solutions to customers in the aerospace & defense, automotive, consumer, electronics and industrial markets.

This news release contains statements relating to expected financial performance and/or future business prospects, events and plans that are forward-looking statements.  Such statements include, but are not limited to, statements regarding the Company's acquisition and integration of Dielectrics and the synergies, customer opportunities and other benefits anticipated in connection with the Dielectrics business and products, statements about the Company’s acquisition strategies and opportunities, statements regarding anticipated advantages of new hires, statements regarding anticipated trends in the different markets in which the Company competes and expectations regarding customer demand, anticipated advantages the Company expects to realize from its investments and capital expenditures, expectations regarding the manufacturing capacity and efficiencies of the Company, expectations regarding the Company’s liquidity, statements about the Company’s participation and growth in multiple markets, its business opportunities, the Company’s growth potential and strategies for growth, anticipated revenues and the timing of such revenues, and any indication that the Company may be able to sustain or increase its sales, earnings and earnings per share or sales, earnings and earnings per share growth rates.  Investors are cautioned that such forward-looking statements involve risks and uncertainties, including without limitation, risks and uncertainties associated with the Company's acquisition and integration of Dielectrics, risks associated with the effect of the acquisition of Dielectrics on the Company's earnings, risks associated with the identification of suitable acquisition candidates and the successful, efficient execution of acquisition transactions and integration of any acquisition candidates, risks associated with onboarding new talent, risks and uncertainties associated with the anticipated growth of the Company’s business and increases to sales, earnings and earnings per share, as well as other risks and uncertainties that are detailed in the documents filed by the Company with the SEC.  Accordingly, actual results may differ materially.  Readers are referred to the documents filed by the Company with the SEC, specifically the last reports on Forms 10-K and 10-Q.  The forward-looking statements contained herein speak only of the Company’s expectations as of the date of this press release.  The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statement to reflect any change in the Company’s expectations or any change in events, conditions, or circumstances on which any such statement is based.

UFP Technologies, Inc.	Q2 2019 earnings

Consolidated Condensed Statements of Income
(in thousands, except per share data)
(unaudited)

	Three Months Ended		Six Months Ended
	June 30		June 30
	2019	2018	2019	2018
Net sales	$51,399	$49,019	$98,726	$91,949
Cost of sales	37,028	36,033	71,859	68,779
Gross profit	14,371	12,986	26,867	23,170
Selling, general and administrative expenses	7,799	7,417	15,043	14,008
Acquisition related costs	-	19	-	1,089
Material overcharge settlement	-	(104)	-	(104)
Gain on sale of fixed assets	-	(15)	-	(55)
Operating income	6,572	5,669	11,824	8,232
Interest expense, net	194	397	425	645
Other expense (income)	198	(3)	437	(53)
Income before income tax expense	6,180	5,275	10,962	7,640
Income tax expense	1,582	1,285	2,630	1,873
Net income	$4,598	$3,990	$8,332	$5,767

Net income per share outstanding	$0.62	$0.54	$1.12	$0.79
Net income per diluted share outstanding	$0.62	$0.54	$1.11	$0.78

Weighted average shares outstanding	7,423	7,347	7,413	7,336
Weighted average diluted shares outstanding	7,467	7,413	7,473	7,408

Consolidated Condensed Balance Sheets
(in thousands)
(Unaudited)

	June 30,	December 31,
	2019	2018

Assets:
Cash	$5,231	$3,238
Receivables	30,681	28,321
Inventories	19,038	19,576
Other current assets	2,984	4,491
Net property, plant, and equipment	57,346	57,667
Goodwill	51,838	51,838
Intangible assets, net	21,603	22,232
Other assets	6,244	2,235
Total assets	$194,965	$189,598
Liabilities and equity:
Current installments of long-term debt	$3,571	$2,857
Accounts payable	5,895	6,836
Other current liabilities	11,439	10,965
Long-term debt, excluding current installments	13,857	22,286
Other liabilities	10,549	6,197
Total liabilities	45,311	49,141
Total equity	149,654	140,457
Total liabilities and stockholders' equity	$194,965	$189,598

Contact: Ron Lataille
978-234-0926, rlataille@ufpt.com